Exhibit 99.03


                                Kentucky Utilities Company
                             Director and Officer Information


The outstanding stock of Kentucky Utilities Company ("KU") is divided into three classes: Common Stock, without par value, Preferred Stock, without par value, and Preference Stock, without par value. As of the close of business on February 16, 1999, the record date for the 1999 Annual Meeting of Shareholders (the "Annual Meeting") of KU, the following shares of each were outstanding:


Common Stock, without par value.........................................     37,817,878 shares
Preferred Stock, without par value (stated value $100 per share)
          4.75% series .................................................        200,000 shares
          6.53% series .................................................        200,000 shares

All of the outstanding common stock of Kentucky Utilities Company ("KU") is owned by LG&E Energy Corp. ("LG&E Energy"). As of February 16, 1999, all directors, nominees for director and executive officers of KU as a group beneficially owned no shares of KU Preferred Stock.


                    INFORMATION ABOUT DIRECTORS AND NOMINEES

    The following contains certain information as of February 16, 1999, concerning the nominees for director, as well as the directors whose terms of office continue after the 1999 Annual Meeting.

                   NOMINEES FOR DIRECTORS WITH TERMS EXPIRING
                     AT 2002 ANNUAL MEETING OF SHAREHOLDERS

    MIRA S. BALL (AGE 64)

    Mrs. Ball has been Secretary-Treasurer and Chief Financial Officer of Ball Homes, Inc., a residential developer and property management company in Lexington, Kentucky, since August 1959. Mrs. Ball is a graduate of the University of Kentucky. Mrs. Ball has been a director of LG&E Energy and Louisville Gas and Electric Company ("LG&E") since May 1998 and of KU since 1992.

    ROGER W. HALE (AGE 55)

    Mr. Hale has been a Director and Chairman of the Board and Chief Executive Officer of LG&E Energy since August 1990. Mr. Hale served as President of LG&E Energy from August 1990 to May 1998. Mr. Hale has also been Chief Executive Officer and a Director of LG&E since June 1989, Chairman of the Board of LG&E since February 1, 1990, and served as President of LG&E from June 1989 until January 1, 1992. Mr. Hale has been a Director and Chairman of the Board and Chief Executive Officer of KU since May 1998. Prior to his coming to LG&E, Mr. Hale served as Executive Vice President of Bell South Enterprises, Inc. Mr. Hale is a graduate of the University of Maryland, and received a master's degree in management from the Massachusetts Institute of Technology, Sloan School of Management. Mr. Hale is also a member of the Board of Directors of Global TeleSystems Group, Inc. and H&R Block, Inc.

    DAVID B. LEWIS (AGE 54)

    Mr. Lewis is a founding partner of the law firm of Lewis & Munday, a Professional Corporation, in Detroit, Michigan. Since 1972, Mr. Lewis has served as Chairman of the Board and a Director of the firm. Mr. Lewis is a graduate of Oakland University and received his law degree from the University of Michigan Law School. He also received a master's degree in business administration from the University of Chicago Graduate School of Business. Mr. Lewis has been a director of LG&E Energy and LG&E since November 1992 and of KU since May 1998. Mr. Lewis is also a member of the Board of Directors of TRW, Inc., M.A. Hanna Company and Comerica Bank, a subsidiary of Comerica Incorporated.

    ANNE H. MCNAMARA (AGE 51)

    Mrs. McNamara has been Senior Vice President and General Counsel of AMR Corporation and its subsidiary, American Airlines, Inc., since June 1988. Mrs. McNamara is a graduate of Vassar College, and received her law degree from Cornell University. She has been a director of LG&E Energy and LG&E since November 1991 and of KU since May 1998. Mrs. McNamara is also a member of the Board of Directors of The SABRE Group Holdings, Inc.

    FRANK V. RAMSEY, JR. (AGE 67)

    Mr. Ramsey has been President and a Director of Dixon Bank, Dixon, Kentucky, since October 1972. Mr. Ramsey is a graduate of the University of Kentucky. Mr. Ramsey has been a director of LG&E Energy and LG&E since May 1998 and of KU since 1986.

                   NOMINEES FOR DIRECTORS WITH TERMS EXPIRING
                     AT 2001 ANNUAL MEETING OF SHAREHOLDERS

    CAROL M. GATTON (AGE 66)

    Mr. Gatton has been Chairman and Director of Area Bancshares Corpora-tion, an Owensboro, Kentucky bank holding company, since April 1976. Mr. Gatton is also owner of Bill Gatton Chevrolet-Cadillac-Isuzu in Bristol, Tennessee. Mr. Gatton is a graduate of the University of Kentucky, and received a master's degree in business administration from the University of Pennsylvania, Wharton School of Business. Mr. Gatton has been a director of LG&E Energy and LG&E since May 1998 and of KU since 1996.

    LEE T. TODD, JR., PH.D. (AGE 52)

    Dr. Todd has been President and Chief Executive Officer and Director of DataBeam Corporation, a Lexington, Kentucky high-technology firm, since April 1976. Dr. Todd is a graduate of the University of Kentucky. He also received a master's degree and doctorate in electrical engineering from the Massachusetts Institute of Technology. Dr. Todd has been a director of LG&E Energy and LG&E since May 1998 and of KU since 1995.

                   NOMINEES FOR DIRECTORS WITH TERMS EXPIRING
                     AT 2000 ANNUAL MEETING OF SHAREHOLDERS

    WILLIAM L. ROUSE, JR. (AGE 66)

    Mr. Rouse was Chairman of the Board and Chief Executive Officer and director of First Security Corporation of Kentucky, an Owensboro, Kentucky multi-bank holding company, prior to his retirement in 1992. Mr. Rouse is a graduate of the University of Kentucky. Mr. Rouse has been a director of LG&E Energy and LG&E since May 1998 and of KU since 1989. Mr. Rouse is also a member of the Board of Directors of Ashland, Incorporated and Kentucky-American Water Company, a subsidiary of American Water Works Company, Inc.

    CHARLES L. SHEARER, PH.D. (AGE 56)

    Dr. Shearer has been President of Transylvania University since July 1983. Dr. Shearer is a graduate of the University of Kentucky and received a master's degree in diplomacy and international commerce from that institution. He also received a master's degree and a doctorate in economics from Michigan State University. Dr. Shearer has been a director of LG&E Energy and LG&E since May 1998 and of KU since 1987.

                         DIRECTORS WHOSE TERMS EXPIRE
                    AT 2001 ANNUAL MEETING OF SHAREHOLDERS

    OWSLEY BROWN II (AGE 56)

    Mr. Brown has been the Chairman and Chief Executive Officer of Brown-Forman Corporation, a consumer products company, since July 1995, and was President of Brown-Forman Corporation from 1987 to 1995. Mr. Brown was first named Chief Executive Officer of Brown-Forman Corporation in July 1994. Mr. Brown is a graduate of Yale University, and received his master's degree in business administration from Stanford University. He has been a director of LG&E Energy since August 1990, of LG&E since May 1989 and KU since May 1998. Mr. Brown is also a member of the Board of Directors of Brown-Forman Corporation and North American Coal Corporation, a subsidiary of NACCO Industries, Inc.

    J. DAVID GRISSOM (AGE 60)

    Mr. Grissom has been Chairman of Mayfair Capital, Inc., a private investment firm, since April 1989. He served as Chairman and Chief Executive Officer of Citizens Fidelity Corporation from April 1977 until March 31, 1989. Upon the acquisition of Citizens Fidelity Corporation by PNC Financial Corp. in February 1987, Mr. Grissom served as Vice Chairman and as a Director of PNC Financial Corp. until March 1989. Mr. Grissom is a graduate of Centre College and the University of Louisville School of Law. Mr. Grissom has been a director of LG&E Energy since August 1990, of LG&E since January 1982 and of KU since May 1998. He is also a member of the Board of Directors of Providian Financial Corporation and Churchill Downs, Inc.

                         DIRECTORS WHOSE TERMS EXPIRE
                    AT 2000 ANNUAL MEETING OF SHAREHOLDERS

    WILLIAM C. BALLARD, JR. (AGE 58)

    Mr. Ballard has been of counsel to the law firm of Greenebaum Doll & McDonald PLLC since May 1992. He served as Executive Vice President and Chief Financial Officer from 1978 until May 1992, of Humana, Inc., a healthcare services company. Mr. Ballard is a graduate of the University of Notre Dame, and received his law degree, with honors, from the University of Louisville School of Law. He also received a Master of Law degree in taxation from Georgetown University. Mr. Ballard has been a director of LG&E Energy since August 1990, of LG&E since May 1989 and of KU since May 1998. Mr. Ballard is also a member of the Board of Directors of United Healthcare Corp., Health Care REIT, Inc., Healthcare Recoveries, Inc., MidAmerica Bancorp, American Safety Razor, Inc. and Jordan Telecommunications Products, Inc.

    JEFFERY T. GRADE (AGE 55)

    Mr. Grade has been Chairman and Chief Executive Officer and Director of Harnischfeger Industries, Inc., which is engaged in the manufacture and distribution of equipment for the mining and papermaking industries, since January 1993. He served as President and Chief Executive Officer from 1992 to 1993 and President and Chief Operating Officer from 1986 to 1992. Mr. Grade is a graduate of the Illinois Institute of Technology and received a master's degree in business administration from DePaul University. Mr. Grade has been a director of LG&E Energy and LG&E since October 1997 and of KU since May 1998. He is also a member of the Board of Directors of Case Corporation.

    T. BALLARD MORTON, JR. (AGE 66)

    Mr. Morton has been Executive in Residence at the College of Business and Public Administration of the University of Louisville since 1983. Mr. Morton is a graduate of Yale University. Mr. Morton has been a director of LG&E Energy since August 1990, of LG&E since May 1967 and of KU since May 1998. Mr. Morton is also a member of the Board of Directors of the Kroger Company.

                 INFORMATION CONCERNING THE BOARD OF DIRECTORS

    Each member of the Board of Directors of KU is also a director of LG&E Energy and LG&E. The committees of the Board of Directors of KU include an Audit Committee, a Compensation Committee, a Nominating and Governance Committee and a Long-Range Planning Committee. The directors who are members of the various committees of KU serve in the same capacity for purposes of the LG&E Energy and LG&E Board of Directors.

    During 1998, there were a total of nine meetings of the KU Board. All directors attended 75% or more of the total number of meetings of the Board of Directors and Committees of the Board on which they served.

COMPENSATION OF DIRECTORS

    Directors who are also officers of KU receive no compensation in their capacities as directors. During 1998, non-employee directors received a retainer of approximately $2,333 per month, or $28,000 annually ($30,000 annually for committee chairmen), a fee for Board meetings of $1,100 per meeting, a fee for each committee meeting of $1,000 and, where appropriate, reimbursement for expenses incurred in traveling to meetings. Non-employee directors residing out of Kentucky received an additional $1,000 compensation for each Board or committee meeting they attended. The foregoing amounts represent the aggregate fees paid to directors in their capacities as directors of LG&E Energy, LG&E and KU, as applicable, during 1998. Upon their resignation as directors of LG&E Energy during 1998, Messrs. Dabney and Gardner and Dr. Swain each received one-time awards of $10,000 in recognition of their years of service on that Board.

    Non-employee directors of KU may elect to defer all or a part of their fees (including retainers, fees for attendance at regular and special meetings, committee meetings and travel compensation) pursuant to the LG&E Energy Corp. Deferred Stock Compensation Plan (the "Deferred Stock Plan"). Each deferred amount is credited by LG&E Energy to a bookkeeping account and then is converted into a stock equivalent on the date the amount is credited. The number of stock equivalents credited to the director is based upon the average of the high and the low sale price of LG&E Energy Common Stock on the New York Stock Exchange for the five trading days prior to the conversion. Additional stock equivalents will be added to stock accounts at the time that dividends are declared on LG&E Energy Common Stock, in an amount equal to the amount of LG&E Energy Common Stock that could be purchased with dividends that would be paid on the stock equivalents if converted to LG&E Energy Common Stock. In the event that LG&E Energy is a party to any consolidation, recapitalization, merger, share exchange or other business combination in which all or a part of the outstanding LG&E Energy Common Stock is changed into or exchanged for stock or other securities of the other entity or LG&E Energy, or for cash or other property, the stock account of a participating director shall be converted to such new securities or consideration equal to the amount each share of LG&E Energy Common Stock received, multiplied by the number of share equivalents in the stock account.

    A director will be eligible to receive a distribution from his or her account only upon termination of service by death, retirement or otherwise. Following departure from the Board, the distribution will occur, at the director's election, either in one lump sum or in no more than five annual installments. The distribution will be made, at the director's election, either in LG&E Energy Common Stock or in cash equal to the then-market price of the LG&E Energy Common Stock allocated to the director's stock account. At February 16, 1999, eight directors of LG&E were participating in the Deferred Stock Plan.

    Non-employee directors who are also directors of LG&E Energy also receive stock options pursuant to the LG&E Energy Corp. Stock Option Plan for Non-Employee Directors (the "Directors'

Option Plan"), which was approved by LG&E Energy's shareholders at the 1994 Annual Meeting. Under the terms of the Directors' Option Plan, upon initial election or appointment to the LG&E Energy Board, each new director, who has not been an employee or officer of LG&E Energy within the preceding three years, receives an option grant for 4,000 shares of LG&E Energy Common Stock. Following the initial grant, eligible directors receive an annual option grant of 4,000 shares on the first Wednesday of each February. Option grants for 1994-1996 were for 2,000 shares, all of which were adjusted in April 1996 to reflect a two-for-one stock split. The option exercise price per share for each share of LG&E Energy Common Stock is the fair market value at the time of grant. Options granted are not exercisable during the first twelve months from the date of grant and will terminate 10 years from the date of grant. In the event of a tender offer or an exchange offer for shares of LG&E Energy Common Stock, all then exercisable, but unexercised options granted under the Directors' Option Plan will continue to be exercisable for thirty days following the first purchase of shares pursuant to such tender or exchange offer.

    The Directors' Option Plan authorizes the issuance of up to 500,000 shares of LG&E Energy Common Stock, of which 251,000 shares are subject to existing options at a weighted average per share price of $22.83. As of February 16, 1999, each non-employee director held 20,000 exercisable options and 4,000 unexercisable options to purchase LG&E Energy Common Stock, with the exception of Mr. Grade, who held 8,000 exercisable options and 4,000 unexercisable options, and Messrs. Gatton, Ramsey and Rouse, Mrs. Ball and Drs. Shearer and Todd, who each held 4,000 exercisable and 4,000 unexercisable options. The number of shares subject to the Directors' Option Plan and subject to awards outstanding under the plan will adjust with any stock dividend or split, recapitalization, reclassification, merger, consolidation, combination or exchange of shares, or any similar corporate change.

AUDIT COMMITTEE

    The Audit Committee of the Board is composed of Messrs. Ballard, Brown, Gatton, Grade, Grissom, Lewis and Ramsey, Mrs. Ball and Drs. Shearer and Todd. During 1998, the Audit Committee maintained direct contact with the independent auditors and KU's Internal Auditor to review the following matters pertaining to KU and to LG&E Energy and its subsidiaries, including LG&E: the adequacy of accounting and financial reporting procedures; the adequacy and effectiveness of internal accounting controls; the scope and results of the annual audit and any other matters relative to the audit of these companies' accounts and financial affairs that the Committee, the Internal Auditor, or the independent auditors deemed necessary. The Audit Committee met three times during 1998.

COMPENSATION COMMITTEE

    The Compensation Committee, composed of non-employee directors, approves the compensation of the Chief Executive Officer and the executive officers of LG&E Energy, LG&E and KU. The Committee makes recommendations to the full Board regarding benefits provided to executive officers and the establishment of various employee benefit plans. The members of the Compensation Committee are Messrs. Gatton, Grade, Grissom, Morton, Ramsey and Rouse and Mrs. McNamara. The Compensation Committee met seven times during 1998.

NOMINATING AND GOVERNANCE COMMITTEE

    The Nominating and Governance Committee is composed of the Chairman of the Board and certain other directors. The Committee reviews and recommends to the Board of Directors nominees to serve on the Board and their compensation. The Committee considers nominees suggested by other members of the Board, by members of management and by voting shareholders. To be considered for inclusion in the slate of nominees proposed by the Board of Directors at an annual meeting, voting shareholder recommendations must be submitted in writing to the Secretary of KU not later than 120 days prior to the Annual Meeting. In addition, the Articles of Incorporation and bylaws of KU contain procedures governing voting shareholder nominations for election of directors at a shareholders' meeting. The Chairman of the Annual Meeting may refuse to acknowledge the nomination of any person not made in compliance with these procedures. The members of the Nominating and Governance Committee are Messrs. Ballard, Brown, Hale (ex officio), Lewis, Ramsey and Rouse, Mrs. Ball and Mrs. McNamara and Dr. Shearer. The Nominating and Governance Committee met two times during 1998.

LONG-RANGE PLANNING COMMITTEE

    The Long-Range Planning Committee is composed of Messrs. Grade, Grissom, Lewis, Morton, Rouse and Todd, Mrs. Ball and Mrs. McNamara and Dr. Shearer. The Long-Range Planning Committee considers and makes recommendations to the Board regarding KU's future strategy and direction, long-term goals and other matters of long-term importance. The Long-Range Planning Committee did not meet during 1998.

                  EXECUTIVE COMPENSATION AND OTHER INFORMATION

    The following table shows the cash compensation paid or to be paid by KU, KU Energy or LG&E Energy and any of its subsidiaries including LG&E, as well as certain other compensation paid or accrued for those years, to the Chief Executive Officer and the next four highest compensated executive officers of KU who were serving as such at December 31, 1998, in all capacities in which they served during 1996, 1997 and 1998:

                           SUMMARY COMPENSATION TABLE

                                                                                                     LONG-TERM
                                                                                                    COMPENSATION
                                                                                                --------------------
                                                               ANNUAL COMPENSATION             AWARDS
                                                       -----------------------------------   ----------
                                                                                     OTHER     SECURITIES  PAYOUTS
                                                                                    ANNUAL     UNDERLYING  --------   ALL OTHER
                                                                                    COMPEN-     OPTIONS/     LTIP      COMPEN-
                     NAME AND                             SALARY        BONUS       SATION        SARS     PAYOUTS     SATION
                PRINCIPAL POSITION               YEAR      ($)           ($)          ($)        (#)(2)      ($)         ($)
-----------------------------------------------  ----  ------------    -------- ------------   ----------  -------- ------------
Roger W. Hale                                    1998  $    700,000    $649,800 $   32,301      133,588    $821,581 $   36,191(1)
  Chairman of the Board                          1997       580,000     311,808     18,212       67,728     313,037     26,675
  and Chief Executive Officer                    1996       510,000     416,068     11,010       55,000     641,092     26,909

Victor A. Staffieri                              1998       300,000     150,461     10,269       45,802     166,611     15,590(1)
  Former Chief Financial Officer                 1997       270,000     159,064      8,063       27,946      57,416     10,635
  (Currently President and Chief                 1996       245,000     175,310      7,431       26,022     124,950      9,336
  Operating Officer of LG&E Energy)

John R. McCall                                   1998       260,000     140,399      7,870       34,733      96,635     15,582(1)
  Executive Vice President,                      1997       245,000     114,764      6,922       15,605      32,306     11,414
  General Counsel and Corporate Secretary        1996       231,000     112,303      7,230       15,098      35,868     11,029

Wayne T. Lucas                                   1998       252,035     161,822      1,307       23,028           0      9,500(1)
  Executive Vice President--                     1997       215,792      69,555      1,271            0      29,576      4,750
  Power Generation                               1996       208,137      49,043        749            0      33,124      6,361

Robert M. Hewett                                 1998       211,484     126,469        919       19,928           0      7,405(1)
  President, Kentucky Utilities                  1997       183,727      45,033      1,768            0      29,576      4,750
  Company                                        1996       164,681      32,052        363            0      33,124      4,500

Michael R. Whitley                               1998       431,205      74,770  2,667,167(3)    58,203           0  4,024,014(1)(4)
  Former Vice Chairman and                       1997       444,427     186,173      2,477            0      50,967      4,750
  Chief Operating Officer                        1996       387,737      99,741      2,164            0      79,768      6,242

------------------------

(1) Includes employer contributions to 401(k) plan, nonqualified thrift plan and employer paid life insurance premiums in 1998 as follows: Mr. Hale $4,375, $16,625 and $15,191, respectively; Mr. Staffieri $4,875, $8,897 and $1,818, respectively; Mr. McCall $4,318, $6,925 and $4,340, respectively; Mr. Lucas, $4,800, $0 and $4,700, respectively; Mr. Hewett $4,800, $0 and $2,604, respectively; and Mr. Whitley $4,800, $7,072 and
    $64,610, respectively.

(2) As adjusted for the 2 for 1 stock split effective in April 1996.

(3) Includes tax gross-up of $2.6 million.

(4) Includes contract termination benefits of $3.9 million.

                            OPTION/SAR GRANTS TABLE
                     OPTION/SAR GRANTS IN 1998 FISCAL YEAR

    The following table contains information at December 31, 1998, with respect to grants of stock options and stock appreciation rights (SARs) to the named executive officers:

                              INDIVIDUAL GRANTS                                                    POTENTIAL
                     ------------------------------------                                     REALIZABLE VALUE AT
                        NUMBER OF         PERCENT OF                                            ASSUMED ANNUAL
                       SECURITIES            TOTAL                                              RATES OF STOCK
                       UNDERLYING        OPTIONS/SARS       EXERCISE                          PRICE APPRECIATION
                      OPTIONS/SARS        GRANTED TO         OR BASE                            FOR OPTION TERM
                         GRANTED         EMPLOYEES IN         PRICE      EXPIRATION   -----------------------------------
       NAME              (#) (1)          FISCAL YEAR      ($/ SHARE)       DATE          0%($)        5%($)     10%($)
-------------------  ---------------  -------------------  -----------  ------------     ------      ---------  ---------
Roger W. Hale             133,588                16.8%          23.47     02/04/2008            0    1,971,780  4,996,877
Victor A. Staffieri        45,802                 5.8%          23.47     02/04/2008            0      676,045  1,713,230
John R. McCall             34,733                 4.4%          23.47     02/04/2008            0      512,665  1,299,193
Wayne T. Lucas             23,028                 2.9%          26.50     05/04/2008            0      383,778    860,876
Robert M. Hewett           19,928                 2.5%          26.5      05/04/2008            0      332,114    744,986
Michael R. Whitley         58,203                 7.3%          26.5      05/04/2008            0      969,994  2,175,854

------------------------

(1) Options are awarded at fair market value at time of grant; unless otherwise indicated, options vest in one year and are exercisable over a ten-year term.

                 OPTION/SAR EXERCISES AND YEAR-END VALUE TABLE
              AGGREGATED OPTION/SAR EXERCISES IN 1998 FISCAL YEAR
                          AND FY-END OPTION/SAR VALUES

    The following table sets forth information with respect to the named executive officers concerning the exercise of options and/or SARs during 1998 and the value of unexercised options and SARs held by them as of December 31, 1998:

                                                                                                 NUMBER OF
                                                                                                SECURITIES         VALUE OF
                                                                                                UNDERLYING       UNEXERCISED
                                                                          SHARES                UNEXERCISED      IN-THE-MONEY
                                                                         ACQUIRED              OPTIONS/SARS    OPTIONS/SARS AT
                                                                            ON       VALUE     AT FY-END (#)    FY-END ($)(1)
                                                                         EXERCISE   REALIZED   EXERCISABLE/      EXERCISABLE/
                                 NAME                                      (#)        ($)      UNEXERCISABLE    UNEXERCISABLE
-----------------------------------------------------------------------  --------   --------   -------------   ----------------
Roger W. Hale                                                            29,900     $183,379   136,042/133,588 784,583/646,900
Victor A. Staffieri                                                        0             N/A   110,536/45,802  837,050/221,796
John R. McCall                                                             0             N/A   37,651/34,733   235,255/168,195
Wayne T. Lucas                                                             0             N/A     --/23,028        --/41,681
Robert M. Hewett                                                           0             N/A     --/19,928        --/36,070
Michael R. Whitley                                                         0             N/A      58,203/--        105,304/--

------------------------

(1) Dollar amounts reflect market value of LG&E Energy Common Stock at year-end, minus the exercise price.

                     LONG-TERM INCENTIVE PLAN AWARDS TABLE
              LONG-TERM INCENTIVE PLAN AWARDS IN 1998 FISCAL YEAR

    The following table provides information concerning awards made in 1998 to the named executive officers under the Long-Term Plan.

                                         NUMBER       PERFORMANCE OR           ESTIMATED FUTURE PAYOUTS UNDER
                                       OF SHARES,      OTHER PERIOD              NON-STOCK PRICE BASED PLANS
                                        UNITS OR           UNTIL                   (NUMBER OF SHARES) (1)
                                          OTHER         MATURATION      ---------------------------------------------
                NAME                     RIGHTS          OR PAYOUT       THRESHOLD(#)     TARGET(#)     MAXIMUM(#)
------------------------------------  -------------  -----------------  ---------------  -----------  ---------------
Roger W. Hale                              39,244        12/31/2000           15,698         39,244         58,866
Victor A. Staffieri                         6,728        12/31/2000            2,691          6,728         10,092
John R. McCall                              5,102        12/31/2000            2,041          5,102          7,653
Wayne T. Lucas                              2,996        12/31/2000            1,198          2,996          4,494
Robert M. Hewett                            2,592        12/31/2000            1,037          2,592          3,888
Michael R. Whitley                         11,357        12/31/2000            4,543         11,357         17,036

------------------------

(1) The table indicates the number of performance units that are paid 50% in stock and 50% in cash at maturation.

    Each performance unit awarded represents the right to receive an amount payable 50% in LG&E Energy Common Stock and 50% in cash on the date of payout, the latter portion being payable in cash in order to facilitate the payment of taxes by the recipient. The amount of the payout is determined by the then-fair market value of LG&E Energy Common Stock. For awards made in 1998, the Long-Term Plan rewards executives on a three-year rolling basis dependent upon the total shareholder return for shareholders. The target for award eligibility requires that LG&E Energy shareholders earn a total return at a preset level in comparison to that of the utility holding companies and gas and electric utilities in LG&E Energy's Long-Term Plan Peer Group. The Committee sets a contingent award for each management level selected to participate in the Plan and such amount is the basis upon which incentive compensation is determined. Depending on the level of achievement, the participant can receive from zero to 150% of the contingent award amount. Payments made under the Long-Term Plan in 1998 are reported in the summary compensation table for the year of payout.

PENSION PLANS

    The following table shows the estimated pension benefits payable to a covered participant at normal retirement age under LG&E Energy's qualified defined benefit pension plans, as well as non-qualified supplemental pension plans that provide benefits that would otherwise be denied participants by reason of certain Internal Revenue Code limitations for qualified plan benefits, based on the remuneration that is covered under the plan and years of service with KU, LG&E Energy and its subsidiaries:

                            1998 PENSION PLAN TABLE

                                    YEARS OF SERVICE
                 ------------------------------------------------------
 REMUNERATION         15            20            25        30 OR MORE
---------------  ------------  ------------  ------------  ------------
   $ 100,000     $     47,896  $     47,896  $     47,896   $   55,665
   $ 200,000     $    111,896  $    111,896  $    111,896   $  111,896
   $ 300,000     $    175,896  $    175,896  $    175,896   $  175,896
   $ 400,000     $    239,896  $    239,896  $    239,896   $  239,896
   $ 500,000     $    303,896  $    303,896  $    303,896   $  303,896
   $ 600,000     $    367,896  $    367,896  $    367,896   $  367,896
   $ 700,000     $    431,896  $    431,896  $    431,896   $  431,896
   $ 800,000     $    495,896  $    495,896  $    495,896   $  495,896
   $ 900,000     $    559,896  $    559,896  $    559,896   $  559,896
  $1,000,000     $    623,896  $    623,896  $    623,896   $  623,896
  $1,100,000     $    687,896  $    687,896  $    687,896   $  687,896
  $1,200,000     $    751,896  $    751,896  $    751,896   $  751,896
  $1,300,000     $    815,896  $    815,896  $    815,896   $  815,896
  $1,400,000     $    879,896  $    879,896  $    879,896   $  879,896
  $1,500,000     $    943,896  $    943,896  $    943,896   $  943,896
  $1,600,000     $  1,007,896  $  1,007,896  $  1,007,896   $1,007,896
  $1,700,000     $  1,071,896  $  1,071,896  $  1,071,896   $1,071,896

    A participant's remuneration covered by the Retirement Income Plan (the "Retirement Income Plan") is his or her average base salary and short-term incentive payment (as reported in the Summary Compensation Table) for the five calendar plan years during the last ten years of the participant's career for which such average is the highest. The estimated years of service for each named executive employed by the Company at December 31, 1998 is as follows: 32 years for Mr. Hale; 29 years for Mr. Lucas; 4 years for Mr. McCall; 6 years for Mr. Staffieri and 30 years for Mr. Hewett. Benefits shown are computed as a straight life single annuity beginning at age 65.

    Current Federal law prohibits paying benefits under the Retirement Income Plan in excess of $120,000 per year. Officers of LG&E, KU and LG&E Energy with at least one year of service with either company are eligible to participate in LG&E Energy's Supplemental Executive Retirement Plan (the "Supplemental Executive Retirement Plan"), which is an unfunded supplemental plan that is not subject to the $120,000 limit. Presently, participants in the Supplemental Executive Retirement Plan consist of all of the eligible officers of LG&E, KU and LG&E Energy. This plan provides generally for retirement benefits equal to 64% of average current earnings during the final 36 months prior to retirement, reduced by Social Security benefits, by amounts received under the Retirement Income Plan and by benefits from other employers. As part of its employment agreement with Mr. Hale, LG&E established a separate Supplemental Executive Retirement Plan. The special plan generally provides for a retirement benefit for Mr. Hale of 2% for each of his first 20 years of service with LG&E Energy, LG&E or with certain prior employers, 1.5% for each of the next 10 years of service and 1% for each remaining year of service completed prior to age 65, all multiplied by Mr. Hale's final 36 months average compensation, less benefits payable from the Retirement Income Plan, benefits payable from any other qualified or nonqualified plan sponsored by LG&E Energy, LG&E or certain prior employers, and primary Social Security benefits. Under Mr. Hale's employment agreement (see below), he may elect to commence payment of his retirement benefits at age 50. If he retires prior to age 65, Mr. Hale's benefits will be reduced by factors set forth in the employment agreement.

    The estimated annual benefits to be received under the Retirement Income Plan and the Supplemental Executive Retirement Plans upon normal retirement at age 65 and after deduction of Social Security benefits will be $712,328 for Mr. Hale; $122,371 for Mr. Lucas; $249,108 for Mr. McCall; $292,023 for Mr. Staffieri; and $112,580 for Mr. Hewett.

EMPLOYMENT CONTRACTS AND TERMINATION OF EMPLOYMENT

ARRANGEMENTS AND CHANGE IN CONTROL PROVISIONS

    On May 20, 1997, Mr. Hale entered into a new employment agreement with LG&E Energy for services to be provided to LG&E Energy and its subsidiaries, including LG&E and KU. This agreement became effective upon the May 4, 1998 consummation of the merger with KU Energy and has an initial term of five years ending on May 4, 2003. Under the agreement, Mr. Hale is entitled to an annual base salary of not less than $675,000, subject to annual review by the Compensation Committee, and to participate in the Short-Term Plan and the Long-Term Plan. Mr. Hale's agreement with LG&E Energy provides for a short-term incentive target award of not less than 60% of base salary and long-term incentive grants with a present value of not less than 110% of base salary to be delivered two-thirds in the form of performance units/shares and one-third in the form of non-qualified stock options. In addition, the agreement provides that at the Company's expense a life insurance policy in the amount of not less than $2 million shall be provided to Mr. Hale. LG&E Energy's Board of Directors may terminate the agreement at any time and, if it does so for reasons other than cause, LG&E Energy must pay Mr. Hale's base salary plus his target short-term incentive award for the remaining term of his employment contract, but not less than two years.

    During 1998, officers of LG&E Energy and KU entered into revised change in control agreements, which agreements generally provide for the benefits described below. In the event of a change in control, all such officers of KU and LG&E Energy shall be entitled to the following payments if, within twenty-four months after such change in control, they are terminated for reasons other than cause or disability, or their employment responsibilities are altered: (i) all accrued compensation; (ii) a severance amount equal to 2.99 times the sum of (a) his or her annual base salary and (b) his or her bonus or "target" award paid or payable pursuant to the Short-Term Plan. Payments may be made to executives which would equal or exceed an amount which would constitute a nondeductible payment pursuant to Section 280G of the Internal Revenue Code of 1986, as amended (the "Code"), or be subject to an excise tax imposed by Section 4999 of the Code and, in the latter case, KU and LG&E Energy will "gross up" the applicable severance payments to the executive to cover any excise taxes that may be due. The executive is entitled to receive such amounts in a lump-sum payment within thirty days of termination. A change in control encompasses certain mergers and acquisitions, changes in Board membership and acquisitions of voting securities of LG&E Energy.

    Also upon a change in control of LG&E Energy, all stock-based awards shall vest 100%, and all performance-based awards, such as performance units and performance shares, shall immediately be paid out in cash, based upon the extent to which the performance goals have been met through the effective date of the change in control or based upon the assumed achievement of such goals, whichever amount is higher and prorated for the executive's deemed period of service during the relevant performance period. Additionally, executives shall receive continuation of certain welfare benefits and payments in respect of accrued but unused vacation days and for out-placement assistance. During 1998, Michael R. Whitley, former Vice Chairman and Chief Operating Officer received cash payments before tax "gross up" of approximately $3.9 million, pursuant to existing employment and change in control agreements, in addition to the stock-based awards and other benefits described above, in connection with his departure from KU.